Exhibit 2.1

National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

Effective Date: December 22, 2014

This Agreement for Purchase and Sale (the “Agreement”) is between

National Research Council of Canada (hereinafter called “NRC”),

whose head office address is 1200 Montreal Road, Ottawa ON K1A 0R6,

and

22nd Century Limited, LLC (hereinafter called “XXII”),

a limited liability company under the laws of Delaware,

whose address is 9530 Main Street, Clarence, New York 14031,

known individually as a Party, and collectively as the Parties.

Whereas

1.          NRC holds all intellectual property rights, title and interest in and to the NRC Patent Rights,

2.          NRC and XXII entered into and are signatories to a certain License Agreement, dated May 1, 2009, as amended by an Amendment to Technology License Agreement executed by XXII on October 3, 2013, (the “License Agreement”) relating to the licensing of the NRC Patent Rights to XXII and under which XXII owes NRC an amount of $660,000 USD as an Other Revenue payment,

3.          NRC desires to sell to XXII and XXII desires to purchase from NRC all of NRC’s rights, title and interest in and to the NRC Patent Rights,

the Parties agree as follows:

1.          Definitions

1.          “NRC Patent Rights” means (i) the patent applications and issued patents identified in Appendix 1, (ii) any and all inventions described in any such applications or patents and all patent applications relating thereto which have been or shall be filed in the United States, its territorial possessions and/or any foreign countries, (iii) any and all applications claiming the benefit of the filing date or claiming priority, directly or indirectly, from any of foregoing, including without limitation any and all divisional applications, continuation applications, continuation-in-part applications, reissue applications, reexaminations, and corresponding international, regional, national and other foreign applications, (iv) any and all rights, including without limitation all priority rights, under any international conventions, unions, agreements, acts and treaties, including without limitation all future conventions, unions, agreements, acts and treaties, (v) any and all patents issuing or reissuing, directly or indirectly, from any of the foregoing, and (vi) any and all claims for damages or injunctive relief by reason of infringement of any of the foregoing, with the right to sue for past infringement and to collect damages for the same.

2.          Termination of Prior License Agreement

1.          The License Agreement is hereby terminated and shall be of no further force or effect and neither Party shall have any further liability or obligation thereunder.

Effective Date: December 22, 2014
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National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

2.          Except for the obligations created pursuant to this Agreement, each of NRC and XXII releases and discharges the other of and from any and all manner of actions, causes of action, suits, debts, accounts, controversies, agreements, promises, variances, trespasses, damages, claims and demands whatsoever, in law or in equity, which either NRC or XXII ever had, now has or may have against the other in respect of or arising out of the License Agreement. Without limiting the foregoing, NRC acknowledges and agrees that NRC has no right to receive any further compensation or benefits under the License Agreement.

3.          Assignment of NRC Patent Rights and Security

1.          At the same time the Parties execute this Agreement, the Parties shall also execute the Patent Assignment attached as Appendix 2 hereto (“Patent Assignment”). As further provided in the Patent Assignment, NRC hereby sells, conveys, transfers, and assigns to XXII and XXII hereby purchases, acquires, and accepts from NRC, on an “as is” basis, without any warranty of any kind, either express or implied, except as otherwise expressly stated in this Agreement, all of NRC’s title, right, and interest in and to, along with all powers and privileges of NRC in, to and under, the NRC Patent Rights, including all rights to sue and recover damages for past infringements in all jurisdictions.

2.          NRC expressly disclaims and waives all warranties, whether express or implied, regarding or relating to the NRC Patent Rights, including, without limitation, all warranties of commercialization potential, fitness for a particular purpose, validity, enforceability and infringement of intellectual property rights. NRC does not warrant and specifically disclaims any representations that the NRC Patent Rights will meet XXII’s or any other party’s requirements or expectations.

3.          XXII acknowledges and accepts that the assignment of the NRC Patent Rights shall be recorded in the applicable patent offices by XXII at XXII’s cost. NRC undertakes to cooperate with XXII in the timely completion and execution of any and all documentation that may be required in addition to the Patent Assignment to effect such assignment and/or the recording of such assignment in the applicable patent offices by XXII.

4.          As continuing security for the performance of XXII’s payment obligations pursuant to Section 4.1 hereof, at the same time the Parties execute this Agreement, XXII shall execute the Security Agreement attached as Appendix 5 hereto (“Security Agreement”). As provided in the Security Agreement, XXII hereby grants NRC a security interest in or lien on the NRC Patent Rights and any continuations, continuations-in-part, divisions or reissues of any of the NRC Patent Rights filed after the Effective Date in any country of the world (as defined in the Security Agreement, the “Collateral”), thus establishing a priority claim in favor of NRC, for as long as XXII has a balance owing to NRC under Section 4.1 of this Agreement.

5.          XXII acknowledges that value has been given, that the Parties have not agreed to postpone the time for attachment and that the security interest referred to in Section 3.4 hereof is intended to attach to the Collateral existing on the Effective Date forthwith upon execution of the Patent Assignment, and, as to any Collateral coming into existence after the Effective Date, on the date when such Collateral comes into existence.

6.          XXII undertakes, at its expense, to complete and execute in a timely fashion any and all documentation and/or administrative processes reasonably required by NRC to register or record the security interest referred to in Section 3.4, or notice thereof, in any appropriate jurisdictions, including the State of Delaware, where such registration, filing or recording is necessary to secure, perfect or protect the security interest granted in Section 3.4 hereof and shall thereafter maintain all such registrations in full force and effect to maintain and protect the aforementioned security interest for as long as XXII has a balance owing to NRC under Section 4.1 of this Agreement. XXII shall instruct its legal counsel to provide to NRC a written opinion in the form and substance set forth in Appendix 8 hereto (“Opinion”) as to the validity and enforceability of the security interest in the Collateral. XXII shall also instruct its legal counsel to record, at XXII’s expense, a notice of the security interest in the NRC Patent Rights in each patent office where these may exist in the form set forth in Appendix 6 hereto (“Notice of Security Agreement”). Such notice shall be provided to NRC for approval before recordation. The Notice of Security Agreement is hereby approved by NRC for recording in the United States Patent Office. XXII shall provide NRC with a copy of written confirmation that such registration of the security interest, and of the notice of the existence of such interest, have been fully completed and recorded.

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 2 of 14

National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

7.          Upon payment in full to NRC of the Consideration under Section 4.1 of this Agreement, NRC shall complete and execute in a timely fashion any and all documentation and/or administrative processes reasonably requested by XXII to release the security interest referred to in Section 3.4, and any notice thereof, including without limitation such releases of lien, UCC termination statements, notice of release of security interests in patents, and such other instruments, notices and documents that are reasonably necessary in order to terminate, release or discharge any security interests, liens and encumbrances. Without limiting the foregoing, NRC shall execute a notice of release of security interest in the NRC Patent Rights in each patent office where notice of security interest has been recorded under this Agreement, including without limitation the form of release set forth in Appendix 7 hereto (“Notice of Release of Security Agreement”).

8.          Other than those costs specifically assigned to a Party by the terms hereof, any costs incurred to complete, execute and forward the documentation shall be at each respective Party’s expense.

9.          XXII represents and warrants to NRC that XXII has the power, capacity and legal right and authority and has taken all necessary corporate action to execute and perform this Agreement, including the granting of the security interest in Section 3.4. Furthermore, XXII represents that neither the execution nor the performance of this Agreement, nor any part thereof will contravene the articles, shareholders agreements or bylaws of XXII nor will it contravene any other agreement to which XXII is a party.

10.         NRC represents and warrants to XXII that it has the sole power, capacity and legal right and authority to sell, transfer and convey to XXII the NRC Patent Rights, with no other person or entity having any right or interest whatsoever in the NRC Patent Rights, and that NRC has taken all necessary corporate and/or administrative action to execute and perform this Agreement, including the assignment of rights in Section 3.1. Furthermore, NRC represents that neither the execution nor the performance of this Agreement, nor any part thereof will contravene any governing legislation nor will it contravene any other agreement to which NRC is a party.

4.          Fee and Payments and Other Obligations

1.          The total consideration for the combined settlement of all outstanding financial obligations to NRC by XXII resulting from the current License Agreement between the Parties, and the purchase of the NRC Patent Rights, shall be $1,873,000 USD (the “Consideration”) to be paid as follows:

1.          $873,000 USD paid immediately upon execution of this Agreement and the Patent Assignment by both Parties, plus

2.          $333,333.33 USD paid on or before the first anniversary of the Effective Date of this Agreement, plus

Effective Date: December 22, 2014
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National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

3.          $333,333.33 USD paid on or before the second anniversary of the Effective Date of this Agreement, plus

4.          $333,333.34 USD paid on or before the third anniversary of the Effective Date of this Agreement,

5.          Notwithstanding the payment schedule set out in Section 4.1 hereof, if XXII proceeds to sell and/or assign any of the Collateral to another party before the Consideration is paid in full, then the total amount of any unpaid Consideration shall immediately become due and payable to NRC and XXII shall forthwith pay the full balance payable to NRC.

All payments shall be made by wire transfer payable to “Receiver General - National Research Council of Canada”, as per instructions in Appendix 4.

Interest is payable on all overdue amounts. Interest on overdue amounts is calculated and compounded monthly at the average bank rate plus 3% and accrues during the period beginning on the due date and ending on the day before the day on which payment is received by NRC. For purposes of this paragraph “bank rate” means the rate of interest established periodically by the Bank of Canada. Rate information may be found at http://www.tpsgc-pwgsc.gc.ca/recgen/txt/tipp-ppir-eng.html.

2.          The income received by the NRC from the sale of the NRC Patent Rights to XXII is not derived from a permanent establishment of the NRC in the U.S.A; therefore, NRC is claiming a zero percent rate of withholding on Business Profits under Article VII of the Income Tax Treaty between the United States of America and Canada. The duly completed Form W-8BEN-E “Certificate of Foreign Status and Beneficial Owner for United States Tax Withholding and Reporting” is enclosed in Appendix 3. All amounts payable by XXII to NRC shall be paid in full, without any amounts deducted for the purpose of withholding taxes, fees, tariffs or any other liability to any taxation authority.

3.          As provided in the Security Agreement, XXII irrevocably appoints NRC to be its attorney with full power of substitution and to do on XXII’s behalf anything that XXII can lawfully do by an attorney to preserve and protect the Collateral, and to carry out XXII’s obligations hereunder, including, for greater certainty, executing any assignments, declarations and powers of attorney relating to the Collateral.

4.          As provided in the Security Agreement, XXII shall diligently do everything reasonably necessary to preserve and maintain the Collateral. For example, and without limiting the generality of the foregoing, XXII shall maintain the NRC Patents Rights and pay all fees required in connection therewith. XXII shall keep the Collateral free from further encumbrances including security interests, liens, mortgages, pledges and charges; provided, however, that any licensing or sublicensing of the NRC Patent Rights by XXII to a third-party shall not be deemed to be an encumbrance of the Collateral.

5.          Events of Default and Remedies

1.          The security interests granted pursuant to Section 3.4 hereof shall become enforceable in each and every one of the events of default defined in the Security Agreement (each referred to as a “Event of Default”), including the following:

1.          If XXII fails to perform any of its obligations pursuant to this Agreement, which failure is not cured by XXII within five (5) business days after XXII receives written notice thereof from NRC;

Effective Date: December 22, 2014
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National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

2.          If XXII commits or threatens to commit an act of bankruptcy or if XXII becomes insolvent or makes an assignment in bankruptcy, or a proposal to creditors or if a bankruptcy petition is filed against it which is not dismissed or withdrawn in thirty (30) days or it consents to the filing of a petition against it under any laws which involves any compromise of creditors’ rights;

3.          If XXII ceases to carry on business.

2.          As set forth in the Security Agreement, upon receiving a written demand from NRC after an Event of Default has occurred without cure in a timely manner, then XXII shall assign the Collateral, or such part thereof as directed by NRC, to whomever NRC directs, including NRC. For greater certainly, the appointment of attorney granted pursuant to the Security Agreement shall authorize NRC to execute any assignments, deeds or other documents as may be necessary to effect and record such assignment in the event of an uncured default by XXII after written notice thereof from NRC.

3.          If XXII fails to perform any of its obligations hereunder, then NRC may perform that obligation as attorney for XXII as provided in the Security Agreement after providing written notice thereof to XXII and giving XXII a reasonable opportunity to perform the obligation that NRC alleges has not been performed by XXII in a timely manner.

6.          General

1.          Except as may be required by applicable law, rule or regulation, neither Party shall make a public announcement or public comments with respect to this Agreement or the transaction contemplated hereby without the express written consent from the other Party.

2.          This Agreement shall be interpreted according to the laws of the Province of Ontario and the laws of Canada in force there.

3.          This Agreement, including Appendixes 1, 2, 3, 4, 5, 6, 7 and 8 attached hereto, represents the entire understanding between the Parties and supersedes all prior communications, negotiations and agreements, written or oral, concerning the NRC Patent Rights.

4.          This Agreement may be executed in one or more counterparts and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one valid and binding agreement. A facsimile copy or portable document format (PDF) copy of an executed counterpart signature page will be as valid as an originally executed counterpart for purposes of signing this Agreement.

5.          NRC may grant extensions of time or other indulgences as NRC sees fit, all without prejudice to the liability of XXII hereunder or to NRC’s rights under this Agreement. NRC may waive any Event of Default or breach hereof by XXII, however, no such waiver will be deemed to extend to a subsequent Event of Default or breach hereof. No failure of NRC to exercise any right or delay in exercising a right shall operate as a waiver of the right.

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 5 of 14

National Research Council	Conseil national de recherches	Agreement for
Canada	Canada	Purchase and Sale

7.          Execution

	Signed in duplicate at	Signed in duplicate at

	for 22nd Century Limited, LLC,	for National Research Council of Canada

Signature

Name

Title

Date

	Witnessed by	Witnessed by

Signature

Name

Title

Date

Doc #01-2825184.5

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 6 of 14

APPENDIX 1

NRC PATENT RIGHTS

The NRC Patent Rights being assigned to XXII comprise the following patent applications and issued patents:

Patent Applications

Title	Application Number	Country	Status	Application Date
Nucleic Acid Encoding N-Methylputrescine Oxidase And Uses Thereof	60/901,654	US	Inactive	2/16/2007
	60/814,542	US	Inactive	6/19/2006
	PCT/IB2007/003550	P.C.T.	Inactive	6/19/2007
	2,656,430	Canada	Granted	6/19/2007
	2,853,387	Canada	Pending	6/19/2007
	200780030894.7	China	Pending	6/19/2007
	07825700.3	Europe	Inactive	6/19/2007
	12/305,483	US	Granted	6/19/2007
	13/774,933	US	Pending	2/22/2013
	13/774,902	US	Pending	2/22/2013

Nucleic Acid Sequences Encoding Transcription Factors Regulating Alkaloid Biosynthesis And Their Use In Modifying Plant Metabolism	60/924,675	US	Inactive	5/25/2007
	PCT/IB2008/003131	P.C.T.	Inactive	5/23/2008
	2688306	Canada	Pending	5/23/2008
	200880100279.3	China	Pending	5/23/2008
	11113618.2	Hong Kong	Pending	5/23/2008
	12/601,752	US	Granted	5/23/2008
	13/464,212	US	Granted	5/4/2012
	14/261,165	US	Pending	4/24/2014
	14/261,132	US	Pending	4/24/2014
	14/261,203	US	Pending	4/24/2014
	14/261,240	US	Pending	4/24/2014
	14/261,259	US	Pending	4/24/2014
	14/261,284	US	Pending	4/24/2014

Issued Patents

Title	Patent Number	Country	Status	Grant Date
Nucleic Acid Encoding N-Methylputrescine Oxidase And Uses Thereof	2656430	Canada	Granted	8/5/2014
	8410341	US	Granted	4/2/2013

Nucleic Acid Sequences Encoding Transcription Factors Regulating Alkaloid Biosynthesis And Their Use In Modifying Plant Metabolism	8822757	US	Granted	9/2/2014
	8624083	US	Granted	1/7/2014

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 7 of 14

APPENDIX 2

ASSIGNMENT DOCUMENTS

Attached hereto are the assignment documents for the NRC Patent Rights:

Effective Date: December 22, 2014
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APPENDIX 3

FORM W-8BEN-E

Attached hereto is form W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting. ·

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 9 of 14

APPENDIX 4

WIRE TRANSFER INSTRUCTIONS

Any payments by XXII to NRC shall be made by wire transfer as per the following instructions:

Effective Date: December 22, 2014
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APPENDIX 5

SECURITY INTEREST

Attached hereto are the security interest documents:

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 11 of 14

APPENDIX 6

NOTICE OF SECURITY INTEREST

Attached hereto are the notice of security interest documents:

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 12 of 14

APPENDIX 7

NOTICE OF RELEASE OF SECURITY INTEREST

Attached hereto are the notice of release of security interest documents:

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 13 of 14

APPENDIX 8

FORM OF OPINION

Attached hereto are the opinion documents:

Effective Date: December 22, 2014
Agreement for Purchase and Sale - NRC-ACRD & 22nd Century Limited, LLC	Page 14 of 14